[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

EXHIBIT 10.36

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of June 18, 2008, by and between CERUS CORPORATION, a Delaware corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1 DEFINITIONS. All terms used herein that are defined in the UCC, shall have the respective meanings assigned to such terms in the UCC. In addition, as used herein, the following terms shall have the meanings set forth after each, and any other term defined in this Agreement shall have the meaning set forth at the place defined:

(a) “Affiliate” means any Person that owns or controls directly or indirectly ten percent (10%) or more of the stock of another entity, any Person that controls or is controlled by or is under common control with such Persons or any Affiliate of such Persons and each of such Person’s officers, directors, members, joint venturers or partners.

(b) “Bank Expenses” means all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower and/or any guarantor.

(c) “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing forty percent (40%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.

(d) “Collateral” means all assets and properties, now owned or hereafter acquired and wherever located, upon which a Lien is purported to be created by any Security Document.

(e) “Effective Date” means the date of this Agreement.

(f) “Excluded Foreign Subsidiary” means any Subsidiary of Borrower that is a controlled foreign corporation (as defined in the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder) in respect of which either (i) the pledge of all of the capital stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the indebtedness and obligations of Borrower to Bank could reasonably be expected to result in material adverse tax consequences to Borrower.

(g) “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

(h) “Indebtedness” of any Person shall mean and include the aggregate amount of (i) all obligations of such Person for borrowed money (including recourse and other obligations to repurchase accounts or chattel paper under factoring, receivables purchase, or similar financing arrangements) or for the deferred purchase price of property or services; (ii) all obligations in respect of surety bonds and letters of credit, (iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (iv) all capital lease obligations, (v) all obligations or liabilities of others secured by a Lien on any asset of such Person, whether or not such obligation or liability is assumed, (vi) all guaranties of such Person of the obligations of another Person, and (vii) net exposure under any interest rate swap, currency swap, forward, cap, floor or other similar contract that is not entered to in connection with a bona fide hedging operation that provides offsetting benefits to such Person, which agreements shall be marked to market on a current basis.

(i) “Insolvency Proceeding” means any proceeding by or against any Person under the United States Bankruptcy Code (11 U.S.C. §§ 101 et seq.), or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

(j) “Intellectual Property” means (i) copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, and whether owned by or licensed to Borrower, (ii) any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, whether owned by or licensed to Borrower, (iii) trademarks, service marks, and any applications therefor, whether registered or not, and the goodwill of the business of Borrower connected with and symbolized

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

thereby, whether owned by or licensed to Borrower, (iv) know-how, operating manuals, trade secret rights, source code, rights to unpatented inventions, and (v) any claims for damage by way of any past, present, or future infringement of any of the foregoing.

(k) “Investment” means any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

(l) “Lien” means any claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

(m) “Liquidity” means, as of any date of determination, the aggregate amount of Borrower’s domestic unrestricted cash plus Borrower’s domestic unrestricted marketable securities, as of such date, in each case subject to Bank’s perfected first priority Lien.

(n) “Loan Documents” means, collectively, this Agreement, the Security Documents, the Line of Credit Note and each other promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith, all as amended or extended from time to time.

(o) “Material Adverse Effect” is (i) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; or (ii) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower and its Subsidiaries; or (iii) a material impairment of the prospect of repayment of any portion of the Obligations.

(p) “Obligations” means all of Borrower’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and the performance of Borrower’s duties under the Loan Documents.

(q) “Permitted Indebtedness” means (i) the liabilities of Borrower to Bank, (ii) liabilities of Borrower existing as of the Effective Date, and disclosed on Schedule 1.1(q) attached hereto, (iii) unsecured Indebtedness to trade creditors incurred in the ordinary course of business, (iv) Indebtedness (including capital lease obligations) in an aggregate amount not to exceed $150,000 at any time that is secured by Liens permitted under clause (v) of the definition of Permitted Liens, (v) Indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Bank (pursuant to a subordination agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank, (vi) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (vii) other Indebtedness not otherwise permitted by Section 5.2 not exceeding the Threshold Amount in the aggregate outstanding at any time; (viii) Indebtedness in respect of performance, bid, surety, indemnity, appeal bonds,

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completion guarantees and other obligations of like nature not constituting Indebtedness for borrowed money provided in the ordinary course of business; (ix) Indebtedness permitted under Section 5.4 hereof; and (x) extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (i), (ii), (iv) and (vii), provided that, with respect to items (ii), (iv) and (vii), the principal amount thereof is not increased or, with respect to item (ii), the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

(r) “Permitted Investments” means (i) Investments of Borrower existing as of the Effective Date, and disclosed on Schedule 1.1(r) attached hereto; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., and (c) Bank’s certificates of deposit maturing no more than one (1) year after issue; (iii) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; (iv) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not affiliates, in the ordinary course of business; (v) any Investments permitted by Borrower’s investment policy attached hereto as Schedule 1.1(r), as amended from time to time, provided that such investment policy (and any such amendment thereto) has been approved by Bank; (vi) Investments consisting of deposit accounts permitted to be maintained under this Agreement in which Bank has a perfected first priority security interest; (vii) Investments of Subsidiaries in or to other Subsidiaries or Borrower and Investments by Borrower in Subsidiaries not to exceed $150,000 in the aggregate in any fiscal year provided that such Investments are used to fund the ordinary course operating expenses of such Subsidiaries; (viii) Investments consisting of (A) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business in an aggregate amount not to exceed $100,000 at any time outstanding, and (B) loans to employees, officers or directors in an aggregate amount not to exceed $25,000 at any time outstanding, relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors; (ix) Investments in joint ventures or strategic alliances in the ordinary course of business customary in Borrower’s industry and which (A) do not require Borrower or any Subsidiary to assume or otherwise become liable for the obligations of any third party not directly related to or arising out of such arrangement, (B) do not require Borrower or any Subsidiary to transfer ownership of non-cash assets to such joint venture or other entity, and (C) do not involve any cash Investments by Borrower or any Subsidiary in excess of the Threshold Amount in the aggregate in any fiscal year; (x) bona fide interest rate or currency hedging arrangements entered into to mitigate risks to which Borrower has actual exposure, (xi) Investments consisting of intercompany advances made by Borrower to Cerus Europe B.V. (“Cerus Europe”) made in the ordinary course of business to cover operating expenses so long as the aggregate outstanding amount of such advances does not at any time exceed $2,000,000; provided, that: (A) each of Borrower and Cerus Europe shall record all such intercompany transactions on its books and records in a manner reasonably satisfactory to Bank; (B) at the time any such intercompany advance is made by Borrower to such Subsidiary and after giving effect thereto, each of Borrower and such Subsidiary shall be solvent; and (C) no Event of Default then exists or would occur after giving effect to any such proposed intercompany advance, and (xii) other Investments not otherwise permitted by Section 5.5 not exceeding $150,000 in the aggregate outstanding at any time.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(s) “Permitted Liens” means (i) Liens in favor of Bank; (ii) Liens existing as of the Effective Date, and disclosed on Schedule 1.1(s) attached hereto; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings and for which Borrower maintains adequate reserves, provided the same have no priority over any of Bank’s security interests; (iv) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to inventory and are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto; (v) purchase money Liens (including capital leases) (a) on equipment acquired or held by Borrower incurred for financing the acquisition of the equipment securing no more than One Hundred Fifty Thousand Dollars ($150,000) in the aggregate amount outstanding, or (b) existing on equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the equipment and the funding occurs within 90 days of acquisition of such equipment; (vi) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default; (vii) Liens consisting of deposits to secure payment of workers’ compensation, employment insurance, social security and other like obligations incurred in the ordinary course of business, (viii) leases or subleases granted in the ordinary course of business, and licenses or sublicenses granted in the ordinary course of business for the use of the intellectual property of Borrower or its Subsidiaries that are either non-exclusive or that may be exclusive in one or more respects as to a particular field of use, geographic area or limited period of time that do not result in a legal transfer of title to or all substantial rights in the licensed property under applicable law, (ix) Liens in favor of financial institutions arising in connection with deposit and securities accounts held at such institutions to secured standard fees for deposit services charged by, but not securing Indebtedness to such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit accounts, (x) other Liens as otherwise agreed to by Bank, in its sole discretion, in writing, (xi) possessory Liens in favor of brokers and dealers arising in the ordinary course of business in connection with the acquisition or disposition of Permitted Investments, provided that such liens (A) attach only to such Investments and (B) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any Indebtedness or other obligation in connection with margin financing; (xii) Liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods; and (xiii) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (i), (ii) and (v), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase.

(t) “Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(u) “Prime Rate” means at any time of determination the rate of interest most recently announced within Bank at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Bank’s base rates and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto, and is evidenced by the recording thereof in such internal publication or publications as Bank may designate.

(v) “Security Documents” means collectively, the Security Agreement, all financing statements, deeds or mortgages, and other documents hereafter delivered to Bank purporting to grant a Lien on any assets or properties to secure the obligations and liabilities under any Loan Document.

(w) “Subsidiary” means, with respect to any Person, any Person of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more Subsidiaries of such Person.

(x) “Revolving Maturity Date” means the date that is 364 days after the Effective Date.

(y) “Threshold Amount” means Two Hundred Fifty Thousand Dollars ($250,000).

(z) “UCC” means the California Uniform Commercial Code, as in effect from time to time.

SECTION 1.2 LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and on the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including the Revolving Maturity Date, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000) (“Line of Credit”), the proceeds of which shall be used for general corporate purposes and not for personal, family, household or agricultural purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of the Effective Date (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed an aggregate of Ten Million Dollars ($10,000,000).

(c) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

SECTION 1.3 INTEREST/FEES.

(a) Interest. The outstanding principal balance of the Line of Credit shall bear interest at the rate of interest set forth in the Line of Credit Note.

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(b) Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c) Commitment Fee. Borrower shall pay to Bank a non-refundable commitment fee for the Line of Credit equal to Twenty Five Thousand Dollars ($25,000), which fee shall be due and payable in full on the Effective Date.

SECTION 1.4 COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower’s deposit account number [ * ] with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.5 COLLATERAL. As security for all indebtedness and other Obligations of Borrower to Bank, Borrower has entered into the Security Documents with respect to the Collateral described therein. The foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

SECTION 1.6 GUARANTIES. The payment and performance of all Obligations of Borrower to Bank shall be guaranteed, jointly and severally, by all present and future Subsidiaries of Borrower (other than Excluded Foreign Subsidiaries) which guaranties shall be secured by continuing pledges and security interests in and to the assets of such Subsidiaries (substantially as described in the Security Agreement), as evidenced by and subject to the terms of guaranties and security agreements in form and substance satisfactory in all respects to Bank.

SECTION 1.7 SUBORDINATION OF DEBT. All Indebtedness and other obligations of Borrower to its shareholders and Affiliates shall be subordinated in right of repayment to all indebtedness and other obligations of Borrower to Bank and all Liens in property of Borrower held by any Affiliate shall be subordinated to the Liens of Bank, in each case as evidenced by and subject to the terms of subordination agreements in form and substance satisfactory to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all Obligations of Borrower to Bank (other than contingent indemnity obligations).

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SECTION 2.1 LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of the State of Delaware, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could reasonably be expected have a Material Adverse Effect. Borrower’s organizational number issued by its state of incorporation is 2648991.

SECTION 2.2 AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other Loan Document have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3 NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not and will not violate or contravene any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws of Borrower. The execution, delivery and performance by Borrower of each of the Loan Documents do not and will not violate any provision of any law or regulation, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower or its property may be bound where such violation, breach or default could reasonably be expected to have a Material Adverse Effect.

SECTION 2.4 LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a Material Adverse Effect.

SECTION 2.5 FINANCIAL STATEMENTS; FULL DISCLOSURE.

(a) The annual financial statement of Borrower dated December 31, 2007, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the Effective Date, (a) are complete and correct in all material respects and present fairly the financial condition of Borrower and its Subsidiaries, (b) disclose all liabilities of Borrower that are required to be reflected or reserved against under GAAP, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with GAAP consistently applied. Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except for Permitted Liens.

(b) No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements, in the light of the circumstances under which they were made, not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SECTION 2.6 TAXES. Borrower has no knowledge of any pending assessments or adjustments of its tax payable with respect to any year. Borrower has timely filed or has obtained extensions for filing all required federal, and all material foreign, state and local, tax returns and reports, and Borrower has timely paid all federal and all material foreign, state and local taxes, assessments, deposits and contributions owed by Borrower, except as disclosed on Schedule 2.6 hereto. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.

SECTION 2.7 NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower’s obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8 PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 2.9 ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under GAAP.

SECTION 2.10 REGULATORY COMPLIANCE. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all government authorities that are necessary to continue their respective businesses as currently conducted.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SECTION 2.11 ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the Effective Date or except with respect to matters that could not reasonably be expected to have a Material Adverse Effect, Borrower is in compliance in all respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower’s operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. To the best of Borrower’s knowledge, Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

SECTION 2.12 OTHER OBLIGATIONS. Except as set forth in Schedule 2.12, Borrower has not received notice of a default which is alleged to be continuing on any Indebtedness or any lease, commitment, contract, instrument or obligation (a “Material Agreement”) pursuant to which Borrower’s payment obligations reasonably anticipated under such Material Agreement in any fiscal year exceed the Threshold Amount.

SECTION 2.13 INVESTMENTS. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

SECTION 2.14 SOLVENCY. Borrower is able to pay its debts (including trade debts) as they mature; the fair saleable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; and Borrower is not left with unreasonably small capital after the transactions contemplated by this Agreement.

ARTICLE III

CONDITIONS

SECTION 3.1 CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a) Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b) Documentation. Bank shall have received prior to the initial credit extension, in form and substance satisfactory to Bank, each of the following, duly executed:

(i) This Agreement and each promissory note or other instrument or document required hereby, including the Line of Credit Note.

(ii) Certificate of Incumbency.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(iii) Corporate Resolution: Borrowing.

(iv) Security Agreement.

(v) Except as provided in Section 4.10 hereof, deposit and securities account control agreements for any accounts maintained outside of Bank.

(vi) A legal opinion of Borrower’s counsel dated as of the Effective Date.

(vii) Such other documents as Bank may require under any other Section of this Agreement or any other Loan Document.

(e) Financial Condition. There shall have been no material adverse change, as determined by Bank, in the financial condition or business of Borrower or any guarantor hereunder, nor any material decline, as determined by Bank, in its sole discretion, in the market value of any collateral required hereunder or a substantial or material portion of the assets of Borrower or any such guarantor.

(f) Insurance. Borrower shall have delivered to Bank evidence of insurance coverage on all Borrower’s property, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with loss payable endorsements in favor of Bank.

(g) Lien Searches. Bank shall have received the results of a recent lien search in each of the jurisdictions where assets of Borrower and each guarantor are located, and such search shall reveal no Liens on any of such assets except for Permitted Liens

(h) Fees and Expenses. Bank shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Effective Date. All such amounts may be paid with proceeds of the Line of Credit and will be reflected in the funding instructions given by Borrower to Bank on or before the Effective Date.

SECTION 3.2 CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a) Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist; provided, however, that those representations and warranties expressly referring to a specific date shall remain true as of such date.

(b) Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any Obligations (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until full and final payment, and satisfaction and discharge, of all Obligations of Borrower to Bank (other than contingent indemnity obligations), Borrower shall:

SECTION 4.1 PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2 ACCOUNTING RECORDS. Maintain adequate books and records in accordance with GAAP consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3 FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a) as soon as available, but no later than the earlier of (A) five (5) days after filing with the Securities Exchange Commission or (B) ninety (90) days after the end of each fiscal year of Borrower, the Borrower’s Form 10-K and consolidated and consolidating financial statements (to include a balance sheet, income statement, statement of cash flows and footnotes) prepared in accordance with GAAP consistently applied together with an unqualified opinion with respect to the financial statements prepared by an independent certified public accounting firm reasonably acceptable to Bank;

(b) as soon as available, but no later than the earlier of (A) five (5) days after filing with the Securities Exchange Commission or (B) fifty (50) days after the end of each fiscal quarter of Borrower, the Borrower’s consolidated and consolidating financial statements (to include a balance sheet, income statement, statement of cash flows) prepared in accordance with GAAP consistently applied (other than being subject to normal year-end adjustments) and Form 10-Q;

(c) as soon as available, but no later than five (5) days after filing with the Securities Exchange Commission, the Borrower’s

8-K reports;

(d) a prompt report of any legal actions pending or threatened against Borrower or any Subsidiary that could reasonably be expected to result in damages or costs to Borrower or any Subsidiary in excess of the Threshold Amount;

(e) not later than 30 days after and as of the end of each month complete copies of all deposit, investment and securities account statements for all accounts maintained by Borrower and its Subsidiaries;

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(f) (1) not later than 30 days after and as of the end of each fiscal quarter, a compliance certificate of the president or chief financial officer of Borrower certifying that: (i) the most recently delivered annual or quarterly financial statements delivered to Bank are complete and correct and fairly present the financial condition of Borrower as of the dates reflected therein and the results of operations for the periods presented; (ii) that the representations and warranties contained herein and in the other Loan Documents remain true and correct in all material respects as of such date (except for those representations and warranties, if any, expressly referring to a specific date which shall remain true, accurate and complete in all material respects as of such date); (iii) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of this Agreement; (iv) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank; (v) Borrower is in complete compliance with the financial covenants and ratios set forth herein; and (vi) there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

(2) not later than 30 days after and as of the end of each month (other than a month coinciding with the end of a fiscal quarter), a compliance certificate of the president or chief financial officer of Borrower certifying that (i) Borrower is in complete compliance with the financial covenants and ratios set forth herein; and (ii) there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

(g) from time to time such other information, as Bank may reasonably request.

Borrower’s 10-K, 10-Q, and 8-K reports required to be delivered pursuant to Section 4.3 shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the Internet; provided, however, that Borrower shall provide paper copies to Bank of the compliance certificates required by Section 4.3(f).

SECTION 4.4 COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower’s continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business except in each case where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.5 INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers’ compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SECTION 4.6 FACILITIES. Keep all properties useful or necessary to Borrower’s business in good repair and condition, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be fully and efficiently preserved and maintained except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.7 TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Bank’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

SECTION 4.8 LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of the Threshold Amount.

SECTION 4.9 FINANCIAL CONDITION. Maintain Borrower’s consolidated financial condition as follows, using GAAP consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein), with compliance determined commencing with Borrower’s financial statements for the period ending June 30, 2008:

(a) At all times, tested as of the last day of each month, Liquidity in an amount not less than the sum of (i) the aggregate amount of outstanding Obligations of Borrower and its consolidated Subsidiaries on such date, plus (ii) an amount equal to [ * ] the greater of: (A) Borrower’s consolidated net operating loss, determined in accordance with GAAP for the most recently ended fiscal quarter, and (B) Borrower’s consolidated net loss, determined in accordance with GAAP, for the most recently ended fiscal quarter. Borrower’s consolidated net operating loss and consolidated net loss shall be determined without taking into account a one-time, non-cash charge up to a maximum of not more than [ * ] with respect to Borrower’s investment in BioOne Corporation, a Japanese corporation.

(b) At all times, a balance of domestic unrestricted cash and domestic unrestricted marketable securities, in one or more accounts as to which Bank has a perfected first priority Lien, of not less than [ * ] Dollars ($[ * ]).

(c) As of the last day of each fiscal quarter, a consolidated net operating loss, determined in accordance with GAAP, of not more than [ * ] Dollars ($[ * ]) for the quarter then ended.

SECTION 4.10 OPERATING ACCOUNTS. (a) Maintain all of its and its Subsidiaries’ primary domestic operating, deposit and securities accounts with Bank and Bank’s Affiliates; provided that Borrower may maintain its existing deposit accounts with Silicon Valley Bank disclosed on Schedule 5(f) to the Security Agreement (the “Existing SVB Accounts”) through September 30, 2008, so long as the aggregate amount on deposit in such accounts does not exceed $[ * ] at any time, and no funds or other property are transferred into any such accounts from accounts maintained with the Bank or its Affiliates. (b) Provide Bank five (5) days prior written notice before establishing any deposit account, securities account, investment account, commodities account or similar account at or with any bank or financial institution other than

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Bank or Bank’s Affiliates. For each such account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any such account is maintained to execute and deliver a control agreement or other appropriate instrument with respect to such account to perfect Bank’s Lien in such account in accordance with the terms of this Agreement and the other Loan Documents (each an “Account Control Agreement”). Notwithstanding the foregoing, Borrower may maintain the Existing SVB Accounts for up to fifteen (15) days after the Effective Date, without being subject to Account Control Agreements.

SECTION 4.11 INTELLECTUAL PROPERTY. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property except where Borrower, in the exercise of its business judgment, deems it in its best interest not to do so; (b) promptly advise Bank in writing of infringements of its intellectual property that could reasonably be expected to have a Material Adverse Effect; and (c) not allow any intellectual property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent except where Borrower in the exercise of its business judgment deems it in its best interest to do so.

SECTION 4.12 NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower’s property in excess of the Threshold Amount.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding (other than inchoate indemnity obligations), and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank’s prior written consent:

SECTION 5.1 USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2 OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness, or permit any Subsidiary to do so, except Permitted Indebtedness.

SECTION 5.3 MERGER, CONSOLIDATION, TRANSFER OF ASSETS. (a) Merge into or consolidate with any other entity, or permit any of its Subsidiaries to do so (provided that a Subsidiary may merge with and into Borrower or another Subsidiary). (b) Engage in any business other than the businesses of Borrower and its Subsidiaries as conducted as of the

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

Effective Date or businesses reasonably related or incidental thereto. (c) Acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the assets of any other entity. (d) Convey, sell, lease, transfer or otherwise dispose (each, a “Transfer”) of all or any portion of Borrower’s or any Subsidiary’s business or assets except for Transfers: (i) of inventory in the ordinary course of business; (ii) of licenses for the use of the intellectual property of Borrower or its Subsidiaries in the ordinary course of business that are either non-exclusive or that may be exclusive in one or more respects as to a particular field of use, geographic area or limited period of time that do not result in a legal transfer of title to or all substantial rights in the licensed property under applicable law; (iii) that are Permitted Liens or Permitted Investments; (iv) of worn out, surplus or obsolete equipment; or (v) of assets for fair value which do not exceed $250,000 during any fiscal year.

SECTION 5.4 GUARANTIES. Guarantee or become liable, or permit any of its Subsidiaries to guarantee or become liable, in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise if the primary purpose or intent thereof by the Person incurring such liability or obligation is to provide assurance to the obligee of such liability or obligation of another that such obligation of another will be paid or discharged for any liabilities or obligations of any other Person or entity, except for (i) guaranties of Permitted Indebtedness (other than Indebtedness of Excluded Foreign Subsidiaries described in clause (ii) of the definition of Permitted Indebtedness), and (ii) guaranties of facilities lease obligations of Subsidiaries in an amount not to exceed $100,000 in the aggregate at any time outstanding. Pledge or hypothecate any assets of Borrower or any Subsidiary as security for, any liabilities or obligations of any other Person or entity, except for Permitted Liens.

SECTION 5.5 LOANS, ADVANCES, INVESTMENTS. Make, or permit any of its Subsidiaries to make, any loans or advances to, or Investments in, any Person or entity, except Permitted Investments.

SECTION 5.6 DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower’s stock now or hereafter outstanding. Notwithstanding the foregoing, Borrower may (i) repurchase the stock of former employees pursuant to stock repurchase agreements in an aggregate amount not to exceed $150,000 in any calendar year, as long as an Event of Default does not exist prior to such repurchase or would not exist after giving effect to such repurchase, (ii) Borrower may convert any of its convertible securities into other equity securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, and make payments in cash for any fractional shares upon such conversion or in connection with the exercise of warrants or similar securities; (iii) Borrower may pay dividends solely in common stock; (iv) repurchase the stock of employees, officers and directors pursuant to stock repurchase agreements by the cancellation of indebtedness owed by such former employees to Borrower regardless of whether an Event of Default exists; and (v) distribute and redeem rights under its stockholder rights plan approved by Borrower’s Board of Directors.

SECTION 5.7 ENCUMBRANCES. Mortgage, pledge, grant or permit to exist a Lien upon, all or any portion of Borrower’s or any of its Subsidiaries’ assets now owned or hereafter acquired, except Permitted Liens.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

SECTION 5.8 AGREEMENTS NOT TO ENCUMBER. Agree with any Person other than Bank not to grant or allow to exist a Lien upon any of its property, or covenant to any other Person that Borrower, or any Subsidiary of Borrower, in the future will refrain from creating, incurring, assuming or allowing any Lien with respect to any of Borrower’s or such Subsidiary’s property, or permit any Subsidiary to do so; provided, however, that Borrower and any Subsidiary may agree to (a) enter into agreements not to encumber their respective Intellectual Property with commercially related strategic partners or joint venturers or the holder of Permitted Indebtedness subordinated to Bank (provided that such restrictions do not apply to Bank), and (b) customary restrictions on assignment contained in licenses of Intellectual Property from third parties.

SECTION 5.9 TRANSACTIONS WITH AFFILIATES. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for: (a) Permitted Investments in Subsidiaries, and (b) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

SECTION 5.10 COMPLIANCE. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940 or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any credit extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a reportable event or prohibited transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1 The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a) Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b) Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c) (i) Any default in the performance or compliance with Sections 4.3, 4.5, 4.9, or 5.2 through 5.7. (ii) Any default in the performance of or compliance with any obligation,

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

agreement or other provision contained herein or in any other Loan Document (other than those referred to in subsections (a), (b) or (c)(i) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d) Any default in the payment or performance of any Indebtedness in excess of the Threshold Amount, or any defined event of default, under the terms of any contract or instrument (other than any of the Loan Documents) pursuant to which Borrower or any guarantor hereunder (with each such guarantor referred to herein as a “Third Party Obligor”) has incurred any Indebtedness in excess of the Threshold Amount to any Person, including Bank, which defined event of default gives the holder of such Indebtedness the right to accelerate the maturity of such Indebtedness.

(e) The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor in excess of $50,000, and any of the foregoing shall continue for a period of more than ten (10) days.

(f) (i) Borrower, any Subsidiary or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; or (ii) Borrower, any Subsidiary or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or (iii) any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower, any Subsidiary or any Third Party Obligor and the same is not dismissed or stayed within forty five (45) days (provided that no credit extensions will be made prior to the dismissal of such proceeding), or (iv) Borrower, any Subsidiary or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or (v) Borrower, any Subsidiary or any Third Party Obligor shall be adjudicated a bankrupt, or (vi) an order for relief shall be entered against Borrower, any Subsidiary or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(g) There shall exist or occur any event or condition which Bank in good faith believes impairs, or is substantially likely to impair, the prospect of payment or performance by Borrower of its obligations under any of the Loan Documents.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

(h) The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

(i) A Change in Control shall occur.

(j) The sale, transfer, hypothecation, assignment or encumbrance, whether voluntary, involuntary or by operation of law, without Bank’s prior written consent, of all or any part of or interest in any intellectual property of Borrower other than Transfers permitted pursuant to Section 5.3 hereof.

SECTION 6.2 REMEDIES. Upon the occurrence and during the continuance of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence and during the continuance of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1 NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2 NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:

CERUS CORPORATION

2411 Stanwell Drive

Concord, CA 94520

Attn: Chief Legal Officer

Fax: (925) 288-6278

With a copy to:

COOLEY GODWARD KRONISH

101 California Street, 5th Floor

San Francisco, CA 94111

Attn: Joseph Scherer

Fax: (415) 693-2222

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION 400 Hamilton Avenue, Suite 210 MAC A0429-020 Palo Alto, CA 94301 Attn: Christopher B. Wagner and Charles M. Goldberg

or to such other address as any party may designate by written notice to all other parties. Notwithstanding the foregoing, notice sent to Borrower in accordance with this Section 7.2 shall be effective despite any failure to provide a copy of such notice to Borrower’s counsel. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3 COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other Person) relating to Borrower or any other Person. All of the foregoing shall be paid by Borrower with interest from the date of demand until paid in full at a rate per annum equal to the greater of ten percent (10%) or Bank’s Prime Rate in effect from time to time plus four percent (4%).

SECTION 7.4 SUCCESSORS, ASSIGNMENT. This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder or thereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower, Borrower’s Subsidiaries or their respective businesses, any guarantor hereunder or the business of such guarantor, or any collateral required hereunder.

SECTION 7.5 ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

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SECTION 7.6 NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other Person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7 TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8 SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

SECTION 7.11 ARBITRATION.

(a) Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b) Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

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(c) No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d) Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitrable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e) Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f) Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

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(g) Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h) Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i) Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(j) Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.12 CONFIDENTIALITY. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as

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such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

CERUS CORPORATION		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Howard G. Ervin	By:	/s/ Charles M. Goldberg
Name:	Howard G. Ervin	Name:	Charles M. Goldberg
Title:	Vice President, Legal Affairs	Title:	Vice President

{SIGNATURE PAGE TO CREDIT AGREEMENT}

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Schedules

Schedule 1.1(p): Permitted Indebtedness

Existing equipment liens:

Secured Party	Filing Office	Filing No.	Filing Date	Approximate Remaining Costs	Collateral Description/ Amendments
Leasing Associates of Barrington, Inc.	CA	07-7130043217	09/24/2007	$80,000	Equipment

IBM Credit LLC	DE	52950120	09/23/2005	$0	Equipment

IBM Credit LLC	DE	53925485	12/19/2005	$0	Equipment

IBM Credit LLC	DE	60576025	02/16/2006	$800	Equipment

IBM Credit LLC	DE	60961409	03/22/2006	$18,800	Equipment

Leasing Associates of Barrington, Inc.	DE	73622825	09/25/2007	{Linked with $80,000 above}	Equipment

U.S Bank National Association		81732732	05/20/2008		Assignment to U.S Bank

Schedule 1.1(q): Permitted Investments

Borrower holds approximately 12% of the issues shares of BioOne Corporation, a Japanese corporation.

Borrower holds 5,000,000 shares of Series AA Preferred Stock of Anza Therapeutics, Inc. (15.50% of issued shares).

Borrower has a Certificate of Deposit for $200,000 from Community Bank of the Bay held by county (to secure deposit with respect to radioactive materials).

See attached Exhibit A for Borrower’s Investment Policy.

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Schedule 1.1(r): Permitted Liens

See existing equipment liens in Schedule 1.1(p).

Schedule 2.6: Taxes

Borrower was late in filing its taxes for 2006.

Schedule 2.12: Other Obligations

Borrower has received invoices totaling approximately $3.0 million, excluding value added taxes, from Baxter Healthcare Corp. and its subsidiaries (collectively “Baxter”), a portion of which Borrower has disputed to Baxter. Baxter has acknowledged Borrower’s disputes and has documented in written correspondence to the Borrower, purporting to refute the Borrower’s disputes and requesting payment in full.

Schedule 5.8: Agreements Not to Encumber

1,000,000 Series AA Shares of Anza Therapeutics, Inc. are held by the Secretary of Anza until the receipt of $1,000,000 pursuant to a government grant.

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Exhibit A

Cerus Corporation

Investment Policy

I.	Purpose & Objectives

The purpose of the Company’s investment policy is to establish guidelines for the investment of surplus cash. “Surplus cash” is cash and marketable securities held in corporate accounts not immediately required for operations, working capital, capital investment, debt repayment or other outstanding near-term financial obligations.

The principal objectives of the policy are to: 1) conserve capital and 2) maintain appropriate liquidity, pending anticipated application of cash in business operations. Beyond the policy’s two principal objectives, the policy objectives are to:

A. Diversify investments to minimize the risk from inappropriate concentrations of investments with any one entity;

B. Deliver returns consistent with benchmark indexes for similar investments; and

C. Provide fiduciary control of cash and investments by individuals approved by the Company’s Board of Directors.

II.	Investment Guidelines

Surplus cash is to be invested in keeping with the objectives set forth above. The investment of surplus cash requires that:

A. At least [ * ] must be invested in a highly liquid money market fund, such that cash is immediately available to the Company each business day until 1:30 p.m. Eastern time; and

B. The remainder of the funds is to be invested, consistent with anticipated cash needs, in securities with maturities no longer than thirty-six (36) months. As a general rule, investments are to be held to maturity. However, repositioning of these securities before their maturity, generating small gains or losses (with such gains or losses defined as being less than 50% of the current quarter’s net investment income in the aggregate), is permitted in order to maximize return while conserving capital and maintaining liquidity. Repositioning of securities beyond this discretionary level must be pre-approved by Company’s management for fiduciary control purposes.

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III.	Investment Restrictions

Investments of surplus cash shall be made in the context of the following investment guidelines:

Eligible Investments include only:

A. Direct obligations of the U.S. Treasury, including bills, notes, and bonds, including putable, callable and floating-rate obligations;

B. Obligations issued or guaranteed by agencies or sponsored entities of the U.S. government (e.g. Federal Farm Credit Bank (FFCB), Federal Home Loan Bank (FHLB), Federal Home Loan Mortgage Corporation (FHLMC), and Federal National Mortgage Association (FNMA)), including putable, callable and floating-rate obligations;

C. Obligations of commercial banks with a minimum of $10 billion in total assets, including but not limited to negotiable certificates of deposit (domestic, Yankee & Eurodollar CDs), banker’s acceptances, bank time deposits (domestic or Eurodollar), and deposits placed with offshore branches of approved banks (Eurodollar, CDs & time deposits);

D. Corporate debt instruments, including commercial paper and other short-term, unsecured promissory notes issued by domestic and foreign corporations or financial institutions, including but not limited to medium-term notes, master notes, deposit notes, 144(a) securities, Eurodollar notes, and Yankee notes and bonds, and Floating rate notes.

E. Money market auction rate securities with appropriate counter parties, credit, and underlying assets, including municipal auction rate securities, select auction variable rate securities, tax-exempt preferred stock, money market preferred stock and taxable auction rate securities;

F. Tri-party repurchase agreements purchased from one of the top 25 US banks or one of the primary dealers regulated by the Federal Reserve, collateralized at a minimum of 102% with U.S. Treasury securities or U.S. government agency securities;

G. U.S. and dollar-denominated international corporate debt of all types, provided the issuer meets credit rating and marketability guidelines;

H. Direct obligations of or obligations fully guaranteed by a state, territory, municipality, or a possession of the U.S., or any political subdivision of any of the foregoing, or of the District of Columbia as well as obligations of any county or other local governmental body within the U.S.;

I. Mortgage backed securities, mortgage pass-throughs, and CMOs backed by the U.S. government or agency thereof and mortgage pass-throughs rated at least Aaa by Moody’s or AAA by Standard & Poor’s are eligible investments. CMOs must be guaranteed as to the full principal and interest. Further, eligible securities are those CMO tranches whose relative position is sufficiently high as to meet the CMO’s cash flow schedule when prepayments decline and less cash is available for distribution. All eligible CMO tranches must be structured to have a projected stable average life over a wide range of projected interest rates and prepayment speeds. Eligible CMOs must have a weighted average life (WAL) of three (3) years or less. Only securities that are appropriate for a short-duration investment portfolio and are consistent with Company’s stated objectives of safety of principal and liquidity may be selected; and

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J. Money market and mutual funds in which shares of the fund management company are registered under the Investment Company Act of 1940, as amended. The investments of that company must comply with the SEC regulations under rule 2a-7 or be regulated and advised by a Registered Investment Advisor under rule 3c-7. Funds must maintain a constant net asset value, offer daily liquidity, and have an average weighted maturity that does not exceed 120 days. Investments must be in acceptable securities as stated within this policy and with a nationally recognized fund manager with over five years of easily tracked performance.

K. Asset-Backed Securities – Fixed and floating rates. Maximum 3 year weighted average life.

Derivative instruments are ineligible as investments, including all investments where the value is based on an underlying variable causing the coupon and/or the maturity value to be unknown for the life of the security. Prohibited securities also include, but are not limited to, inverse floaters, inverse IOs, residuals, super POs, tiered indexed bonds, and two-tiered indexed bonds. Specifically prohibited are floating rate securities with embedded interest rate caps, floors, collars, inverse interest rate relationships, leverage floaters, or indices not directly correlated with money market interest rate movements. Short sales, margin purchases, futures, options (purchases or sales), and foreign currency purchases are not permitted for the investment portfolio. Direct securities lending by the Company or its external managers is not permitted.

Callable and putable securities are permissible.

IV.	Maturities

The maximum maturity, demand feature, or average life of individual securities in the portfolio may not exceed thirty-six (36) months.

The maximum average maturity of the Company’s total portfolio may not exceed eighteen (18) months.

For securities that have put dates or reset dates, the put date or reset date will be used, instead of the final maturity date, for maturity guideline purposes.

V.	Concentration Limits/Restrictions

There is no limit to the percentage of the portfolio that may be maintained in securities issued by the U.S. Treasury. However, at the time of purchase no more than 50% of the portfolio may be invested in any single Federal agency security or government sponsored enterprise (GSE).

No one issue, issuer or group of issuers from the same holding company is to exceed 5% or $5,000,000, whichever is greater, of the portfolio at time of purchase. Except for strategic investments explicitly approved by the Company’s Board of Directors, no investment will be permitted in common stocks, preferred stocks, options on equities (put or calls), commodities, securities not denominated in U.S. dollars, futures or mutual funds, whose underlying securities are ineligible investments according to this investment policy.

VI.	Investment Performance

The company shall review the performance of advisors retained to implement this policy on at least a quarterly basis. Advisors will issue a quarterly investment performance analysis using

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AIMR Performance Presentation Standards. Performance will be benchmarked against the Merrill Lynch 6-month Treasury Bill Index, the Salomon 90-day Treasury Bill Index and/or the Lipper Institutional Money Market Fund Index, as appropriate. A quarterly meeting will be held to review performance and any updated liquidity needs with the individual responsible for fiduciary controls appointed by the Company’s Board of Directors. Advisors must submit a statement of compliance to this policy on a quarterly basis.

VII.	Credit Quality

All investments made under this policy shall be in securities where, at the time of the investment, the obligor must be rated at or above the short and long-term rating categories below by at least two of the Nationally Recognized Statistical Rating Organizations (NRSRO’s):

	Short-term	Long-term
Standard & Poors	A-1	A-
Moody’s Investor Service	P-1	A-3
Fitch Ratings	F-1	A-

Individual investments which fall to a rating of BBB (or equivalent) may continue to be held within the investment portfolio. However, such investments will only be held with a bias to liquidate the position in orderly fashion over the short-term, unless underlying fundamentals suggest that the risk of holding to maturity is negligible and that the rating is highly unlikely to fall further (i.e. to or below BB or equivalent). Advisors must notify the Company as soon as practicable (same day) if the rating on an investment falls from A to BBB (or equivalent). If the rating on an investment within the portfolio falls to or below BB (or equivalent), the investment must be liquidated immediately.

VIII.	Marketability

All securities purchased under this policy shall be made through investment banking and brokerage firms of high quality and reputation, with a history of making markets in securities suitable for investment under this policy. In the event that securities are sold before their maturity, the securities must be easily remarketed. The advisors must demonstrate that all buy and sell transactions made under this policy achieve best execution available through broker dealers.

IX.	Trading Guidelines

Normal investing practice is to reinvest the funds on the day a security matures in order to minimize lost yield. However, pending redeployment in higher yielding investments, uninvested funds may be swept into money market funds. A daily transaction log is to be maintained by the advisors and available for review at any time. A monthly report must be issued to the Company on a timely basis by each manager, in which details are presented for all transactions executed in the investment account during the preceding month.

X.	Custody of Assets

Assets are to be held in a segregated bank custody account in the name of Cerus Corporation, with separate fiduciary account documents executed by the bank. Assets shall not be co-mingled nor held by any investment manager or securities dealer.

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XI.	Fiduciary Discretion

The Company’s Chief Financial Officer, his/her authorized employees, and/or other individuals appointed by the Board are responsible for securing and managing investments and cash for operations. These individuals have full discretion to invest any excess capital subject to strict adherence to this investment policy. The investment policy shall be reviewed periodically with the Board of Directors and revisions made consistent with objectives set forth herein.

[ * ] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.